Exhibit 99.1

Item 1. Financial Statements.

The unaudited consolidated financial statements of MEMC Electronic Materials, Inc. (the “Company”) have been modified to add Note 18 to the consolidated financial statements. In connection with the anticipated registration with the Securities and Exchange Commission (the “SEC”) of the 7.75% Senior Notes due 2019 (the “Exchange Notes ”) to be issued by the Company in exchange for the Company’s outstanding 7.75% Senior Notes due 2019 (the “Original Notes” and together with the Exchange Notes, the “Notes”), this additional note to the Company’s unaudited condensed consolidated financial statements provides unaudited condensed consolidating financial information in accordance with Rule 3-10(f) of Regulation S-X promulgated by the SEC as the Notes are fully and unconditionally guaranteed, jointly and severally, by certain wholly-owned domestic subsidiaries of the Company. Due to the addition of Note 18, the Company updated the previously filed financial statements to reflect subsequent events (see Note 19). These are the only changes to the previously filed financial statements in the 2011 First Quarter Form 10-Q.

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended March 31,
	2011	2010
Net sales	$735.9	$437.7
Cost of goods sold	621.9	378.4

Gross profit	114.0	59.3
Operating expenses:
Marketing and administration	93.0	62.2
Research and development	21.0	11.1
Restructuring charges	0.2	1.3

Operating loss	(0.2)	(15.3)

Non-operating expense (income):
Interest expense	9.0	12.1
Interest income	(0.9)	(2.3)
(Increase) decrease in fair value of warrant	(1.6)	5.3
Other, net	(0.4)	0.6

Total non-operating expense	6.1	15.7

Loss before income tax benefit and equity in earnings of joint ventures	(6.3)	(31.0)
Income tax benefit	(14.3)	(14.6)

Income (loss) before equity in earnings of joint ventures	8.0	(16.4)
Equity in earnings of joint ventures, net of tax	1.3	7.3

Net income (loss)	9.3	(9.1)
Net income attributable to noncontrolling interests	(13.8)	(0.5)

Net loss attributable to MEMC stockholders	$(4.5)	$(9.6)

Basic loss per share	$(0.02)	$(0.04)
Diluted loss per share	$(0.02)	$(0.04)
Weighted-average shares used in computing basic loss per share	228.9	226.8
Weighted-average shares used in computing diluted loss per share	228.9	226.8

See accompanying notes to unaudited condensed consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 684.1	$707.3
Restricted cash	39.1	43.8
Accounts receivable, less allowance for doubtful accounts of $8.2 and $7.8 in 2011 and 2010, respectively	401.3	296.0
Inventories	275.7	214.6
Solar energy systems held for development and sale, including consolidated variable interest entities of $16.4 and $151.8 in 2011 and 2010, respectively	195.8	237.5
Income taxes receivable	8.3	35.6
Prepaid and other current assets	255.0	202.5

Total current assets	1,859.3	1,737.3
Investments	136.0	110.3
Property, plant and equipment, net:
Semiconductor and Solar Materials, net of accumulated depreciation of $734.9 and $694.6 in 2011 and 2010, respectively	1,568.7	1,465.9
Solar energy systems, including consolidated variable interest entities of $58.5 and $56.2 in 2011 and 2010, respectively, net of accumulated depreciation of $18.4 and $14.3 in 2011 and 2010, respectively	575.4	567.6
Deferred tax assets, net	176.3	139.3
Restricted cash	21.9	18.7
Other assets	219.6	177.6
Goodwill	349.8	342.7
Intangible assets, net	52.3	52.5

Total assets	$ 4,959.3	$4,611.9

See accompanying notes to unaudited condensed consolidated financial statements.

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6.0	$6.4
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations, including consolidated variable interest entities of $5.2 and $28.8 in 2011 and 2010, respectively	50.7	65.7
Accounts payable	516.5	745.5
Accrued liabilities	139.2	165.4
Contingent consideration related to acquisitions	31.6	106.4
Accrued wages and salaries	45.6	50.4
Deferred revenue for solar energy systems	4.7	8.8
Customer deposits	106.0	92.9
Income taxes payable	65.0	42.6

Total current liabilities	965.3	1,284.1
Long-term debt and capital lease obligations, less current portion	570.3	20.5
Long-term solar energy system financing and capital lease obligations, less current portion, including consolidated variable interest entities of $70.2 and $107.2 in 2011 and 2010, respectively	602.1	590.1
Pension and post-employment liabilities	53.3	54.1
Deferred revenue for solar energy systems	98.6	75.0
Semiconductor and Solar Materials deferred revenue	114.1	115.2
Other liabilities	180.9	177.3

Total liabilities	2,584.6	2,316.3

Stockholders’ equity:
Preferred stock, $.01 par value, 50.0 shares authorized, none issued and outstanding at 2011 and 2010	—	—
Common stock, $.01 par value, 300.0 shares authorized, 240.6 and 237.9 shares issued at 2011 and 2010, respectively	2.4	2.4
Additional paid-in capital	592.2	557.9
Retained earnings	2,109.0	2,113.5
Accumulated other comprehensive income	83.4	34.1
Treasury stock, 10.3 and 10.0 shares in 2011 and 2010, respectively	(458.8)	(456.2)

Total MEMC stockholders’ equity	2,328.2	2,251.7
Noncontrolling interests	46.5	43.9

Total stockholders’ equity	2,374.7	2,295.6

Total liabilities and stockholders’ equity	$4,959.3	$4,611.9

See accompanying notes to unaudited condensed consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$ 9.3	$(9.1)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	49.0	37.5
Stock-based compensation	9.7	10.9
(Increase) decrease in fair value of warrant	(1.6)	5.3
Change in accounts receivable	(103.3)	(94.1)
Change in accounts payable	(127.6)	5.1
Changes in income taxes receivable and payable	47.6	(7.4)
Deferred revenue for solar energy systems	13.3	2.6
Working capital and other	(121.5)	(60.9)

Net cash used in operating activities	(225.1)	(110.1)

Cash flows from investing activities:
Capital expenditures	(205.4)	(46.2)
Construction of solar energy systems	(52.6)	(44.9)
Purchases of equity method investments	(20.7)	—
Payments to vendors for deposits and loans	(24.0)	—
Proceeds from sale and maturities of investments	—	8.0
Restricted cash	(19.1)	(4.4)
Other	(0.6)	6.1

Net cash used in investing activities	(322.4)	(81.4)

Cash flows from financing activities:
Senior notes issuance	550.0	—
Cash paid for SunEdison acquisition contingent consideration	(50.2)	—
Net repayments of customer deposits related to long-term supply agreements	(1.6)	(27.6)
Principal payments on long-term debt	—	(0.3)
Proceeds from financing obligations	109.2	72.8
Repayments of financing and capital lease obligations	(54.6)	(3.6)
Common stock repurchased	(2.6)	—
Return of investment and dividends to noncontrolling interest	(14.1)	—
Cash contributions from noncontrolling interests	—	5.4
Payment of debt financing fees	(20.0)	(6.6)

Net cash provided by financing activities	516.1	40.1

Effect of exchange rate changes on cash and cash equivalents	8.2	(3.4)

Net decrease in cash and cash equivalents	(23.2)	(154.8)
Cash and cash equivalents at beginning of period	707.3	632.7

Cash and cash equivalents at end of period	$ 684.1	$477.9

Supplemental schedule of non-cash financing activity:
Debt transferred to and assumed by buyer upon sale of solar energy systems	$ 66.1	$43.3

See accompanying notes to unaudited condensed consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of MEMC Electronic Materials, Inc. and subsidiaries (“MEMC”), in our opinion, include all adjustments (consisting of normal, recurring items) necessary to present fairly our financial position and results of operations and cash flows for the periods presented. MEMC has presented the unaudited condensed consolidated financial statements in accordance with the Securities and Exchange Commission’s (“SEC”) requirements of Form 10-Q and Article 10 of Regulation S-X and consequently, these financial statements do not include all disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP”). These unaudited condensed consolidated financial statements should be read in conjunction with our annual report on Form 10-K for the year ended December 31, 2010, which contains MEMC’s audited financial statements for such year. Operating results for the three-month period ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

In preparing our financial statements, we use estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for investments, depreciation, amortization, leases, accrued liabilities including warranties, employee benefits, derivatives, stock based compensation, income taxes, solar energy system installation and related costs, percentage-of-completion on long-term construction contracts, the fair value of assets and liabilities recorded in connection with business combinations, goodwill and asset valuation allowances among others. These estimates and assumptions are based on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue, costs and expenses that are not readily apparent from other sources. To the extent there are material differences between the estimates and actual results, our future results of operations would be affected.

New Significant Accounting Policies

Revenue Arrangements with Multiple Deliverables

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2009-13 (“ASU 2009-13”), which updates the current guidance pertaining to multiple-element revenue arrangements included in Accounting Standards Codification (“ASC”) Subtopic 605-25. The Company adopted this guidance on January 1, 2011.

SunEdison solar energy system sales and post-system-sale operation and maintenance service contracts are usually negotiated and executed contemporaneously, which we evaluate together as a single arrangement with multiple deliverables in accordance with ASC 605-25, Multiple-Element-Arrangements, as updated by the FASB issued Accounting Standards Update 2009-13. Under ASC 605-25, we allocate revenue for transactions involving multiple elements to each unit of accounting based on its relative selling price, and recognize revenue for each unit of accounting when the revenue recognition criteria have been met.

New Accounting Standards

In April 2010, the FASB issued Accounting Standards Update 2010-17 (“ASU 2010-17”), which updates the current guidance pertaining to the milestone method of revenue recognition included in ASC Topic 605. This guidance was adopted on January 1, 2011 and did not have a material impact on MEMC’s financial position or results of operations.

In December, 2010, the FASB issued Accounting Standards Update 2010-28 (“ASU 2010-28”) which affects all entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. This guidance modifies Step 1 so that for those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. This guidance is effective for annual reporting periods beginning after December 15, 2010 on a prospective basis. This update was adopted as of January 1, 2011 and did not have a material impact on MEMC’s financial position.

(2) Restructuring Charges

In September 2009, MEMC committed to actions to reduce manufacturing costs by shifting manufacturing from our St. Peters, Missouri and Sherman, Texas facilities to other locations which are closer to a number of MEMC’s customers in the Asia Pacific region (the “2009 U.S. Plan”). MEMC will provide severance benefits to those employees who will be terminated under the 2009 U.S. Plan. We expect the 2009 U.S. Plan to be completed in the second quarter of 2013, which was extended from 2012.

Details of expenses related to the 2009 U.S. Plan are set out in the following table:

In millions	Accrued, December 31, 2010	Year-to-Date Restructuring Charges	Cash Payments	Accrued, March 31, 2011	As of March 31, 2011
					Cumulative Costs Incurred	Total Costs Expected to be Incurred
2009 U.S. Plan

Severance and other employee benefits	$16.2	$—	$(0.8)	$15.4	$18.2	$19.2
Asset move costs	—	0.2	(0.2)	—	3.4	20.3
Contract termination	—	—	—	—	—	3.0
Infrastructure costs	—	—	—	—	—	4.0

Total	$16.2	$0.2	$(1.0)	$15.4	$21.6	$46.5

(3) Fair Value Measurements

The following table summarizes the financial instruments measured at fair value on a recurring basis classified in the fair value hierarchy (Level 1, 2 or 3) based on the inputs used for valuation in the accompanying unaudited condensed consolidated balance sheets:

	As of March 31, 2011				As of December 31, 2010
Assets (liabilities) in millions	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Available for sale investments	$—	$45.7	$—	$45.7	$—	$41.1	$—	$41.1
Suntech warrant	—	—	6.8	6.8	—	—	5.2	5.2
Interest rate swaps and option thereon	—	0.7	—	0.7	—	(4.3)	—	(4.3)
Currency forward contracts	8.2	—	—	8.2	(7.0)	—	—	(7.0)
Other derivatives	—	—	1.7	1.7	—	—	1.6	1.6
Contingent consideration related to acquisitions	—	—	(31.6)	(31.6)	(80.2)	—	(26.2)	(106.4)

Total	$8.2	$46.4	$(23.1)	$31.5	$(87.2)	$36.8	$(19.4)	$(69.8)

The carrying amount of our outstanding short-term debt, long-term debt and capital lease obligations at March 31, 2011 and December 31, 2010 was $1,229.1 million and $682.7 million, respectively. The estimated fair value of that debt and capital lease obligations was $1,060.7 million and $510.4 million at March 31, 2011 and December 31, 2010, respectively. Fair value of our debt, excluding the senior notes, is calculated using a discounted cash flow model with consideration for our non performance risk. The estimated fair value of our senior notes was based upon a broker quotation. A large portion of our debt relates to solar energy system financing at SunEdison and our senior notes as described in Note 11.

As of December 31, 2010, we recorded $80.2 million of contingent consideration for the SunEdison acquisition. This liability was paid on February 1, 2011 for a combination of $55.7 million in cash and the issuance of 2.1 million shares in MEMC common stock. That measure was based on the cash amount and the stock price at the date of issuance, which U.S. GAAP refers to as Level 1 inputs.

There were no transfers into or out of Level 1 and Level 2 financial instruments during the three months ended March 31, 2011 other than the SunEdison contingent consideration payment of $80.2 million and the extinguishment of derivative liabilities of $2.1 million.

The following table summarizes changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the three months ended March 31, 2010 and March 31, 2011:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Available for Sale Investments	Trading Investments	Auction Rate Securities Right	Suntech Warrant	Contingent consideration related to acquisitions	Other Derivatives	Total
Balance at December 31, 2009	$11.6	$38.4	$2.0	$19.2	$(77.4)	$—	$(6.2)
Total unrealized gains (losses) included in earnings(1)	—	0.3	(0.2)	(5.3)	(1.1)	—	(6.3)
Total unrealized gains included in other comprehensive income, net	0.2	—	—	—	—	—	0.2
Sales, redemptions and maturities	(2.3)	(4.2)	—	—	—	—	(6.5)
Transfers out of Level 3, net	(2.6)	—	—	—	—	—	(2.6)

Balance at March 31, 2010	$6.9	$34.5	$1.8	$13.9	$(78.5)	$—	$(21.4)

Balance at December 31, 2010	$—	$—	$—	$5.2	$(26.2)	$1.6	$(19.4)
Total unrealized gains (losses) included in earnings(1)	—	—	—	1.6	(0.4)	0.1	1.3
Acquisitions	—	—	—	—	(5.0)	—	(5.0)

Balance at March 31, 2011	$—	$—	$—	$6.8	$(31.6)	$1.7	$(23.1)

The amount of total gains (losses) for the three months ended March 31, 2011 included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held at the reporting date	$—	$—	$—	$1.6	$(0.4)	$0.1	$1.3

(1)

Amounts included in earnings are recorded to non-operating expense (income) in the consolidated statements of operations, except for the amount included in earnings for the contingent consideration related to acquisitions, for which changes to the fair value were recorded to operating income (loss) in the consolidated statement of operations.

(4) Derivatives and Hedging Instruments

MEMC’s derivatives and hedging activities consist of:

		Assets (Liabilities or Equity) Fair Value
In millions	Balance Sheet Location	As of March 31, 2011	As of December 31, 2010
Derivatives designated as hedging:
Interest rate swaps	Accrued liabilities	$(0.5)	$(6.2)
Interest rate swaps	Prepaid and other current assets	$1.2	$0.7
Interest rate swaps	Accumulated other comprehensive income	$(2.3)	$2.4
Currency forward contracts	Prepaid and other current assets (accrued liabilities)	$9.3	$(8.6)
Currency forward contracts	Accumulated other comprehensive income	$(9.6)	$8.6

Derivatives not designated as hedging:
Suntech warrant	Other assets	$6.8	$5.2
Currency forward contracts	Prepaid and other current assets	$1.0	$2.1
Currency forward contracts	Accrued liabilities	$(2.1)	$(0.5)
Other derivatives	Prepaid and other current assets	$—	$1.2
Other derivatives	Other assets	$1.7	$1.6

		(Gains) Losses
		Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
In millions	Statement of Operations Location
Derivatives not designated as hedging:
Suntech warrant	(Increase) decrease in fair value of warrant	$(1.6)	$5.3
Currency forward contracts	Other, net	$1.8	$(1.0)

To mitigate financial market risks of foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. We generally hedge transactional currency risks with currency forward contracts. As of March 31, 2011 and December 31, 2010, these currency forward contracts had net notional amounts of $205.2 million and $78.7 million, respectively. Gains and losses on these foreign currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, reducing the net exposure to MEMC. A substantial portion of our revenue and capital spending is transacted in U.S. Dollars. However, we do enter into transactions in other currencies, primarily the Euro, the Japanese Yen, and certain other Asian currencies. To protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates, we have established transaction-based hedging programs. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements. At any point in time we may have outstanding contracts with several major financial institutions for these hedging transactions. Our maximum credit risk loss with these institutions is limited to any gain on our outstanding contracts.

In addition to the currency forward contracts purchased to hedge transactional currency risks, we have entered into currency forward contracts to hedge cash flow risks associated with future purchases of raw materials denominated in Euros. Our cash flow hedges are designed to protect against the variability in foreign currency rates between the Euro and U.S. Dollars. We will hedge the foreign currency exposure through the fourth quarter of 2013 when the final payment on the purchase in Euros is expected to be made. The cash flow hedges are accounted for using hedge accounting. The notional amount of the currency forward contracts designated and accounted for as cash flow hedges as of March 31, 2011 and December 31, 2010 was $342.8 million and $377.3 million, respectively. At March 31, 2011, we had a $9.6 million gain in accumulated other comprehensive income, which represents the fair value of the effective portion of our cash flow hedges for currency forward contracts. After the raw materials have been moved to finished goods and sold to external customers the gain or loss on the hedge will be recognized into cost of goods sold. Based on the fair value at March 31, 2011, we expect $6.2 million of the gain to be reclassified into cost of goods sold within the next twelve months for our currency forward contracts designated as effective cash flow hedges. No ineffectiveness was recognized in 2011.

We are party to interest rate swap instruments with notional amounts totaling approximately $86.1 million and $146.2 million at March 31, 2011 and December 31, 2010, respectively, that are accounted for using hedge accounting. These instruments are used to hedge floating rate debt and are accounted for as cash flow hedges. Under the swap agreements, MEMC pays the fixed rate and the financial institution counterparties to the agreements pay MEMC a floating interest rate. The estimated fair value recorded to the balance sheet as provided in the table above is an estimate of the net amount that MEMC would settle on March 31, 2011, if the agreements were transferred to other third parties or cancelled by MEMC. The effective portion of these hedges during the three months ended March 31, 2011 was recorded to accumulated other comprehensive income. Ineffectiveness of $0.2 million was recognized in the first quarter of 2011 and no such amount was recognized in the three months ended March 31, 2010.

The Suntech warrant consists of a fully vested, non-forfeitable warrant to purchase common shares of Suntech, a customer, which warrant was received at the time that MEMC signed a long-term supply agreement with Suntech. The Suntech warrant exposes MEMC to equity price risk.

(5) Comprehensive Income (Loss)

Comprehensive income (loss) consists of the following:

	Three Months Ended March 31,
In millions	2011	2010
Net income (loss)	$9.3	$(9.1)
Other comprehensive income (loss), net of tax:
Net translation adjustment	23.2	(10.5)
Net unrealized gain on available-for-sale securities	4.6	9.5
Hedging instruments	22.9	0.7
Net actuarial loss, prior service credit, and transition obligation	(0.2)	—

Other comprehensive income (loss), net of tax	50.5	(0.3)

Total comprehensive income (loss)	59.8	(9.4)
Net income attributable to noncontrolling interests	(13.8)	(0.5)
Net translation adjustment attributable to noncontrolling interests	(1.2)	(1.1)

Comprehensive income (loss) attributable to MEMC stockholders	$44.8	$(11.0)

(6) Loss Per Share

For the three month periods ended March 31, 2011 and March 31, 2010, basic and diluted loss per share (“EPS”) were calculated as follows:

	Three Months Ended March 31, 2011		Three Months Ended March 31, 2010
In millions, except per share amounts	Basic	Diluted	Basic	Diluted
EPS Numerator:
Net loss allocable to common stockholders	$(4.5)	$(4.5)	$(9.6)	$(9.6)

EPS Denominator:
Weighted-average shares outstanding	228.9	228.9	226.8	226.8

Loss per share	$(0.02)	$(0.02)	$(0.04)	$(0.04)

On February 1, 2011, we issued 2.1 million shares to SunEdison’s former unit holders as part of the contingent consideration pursuant to the terms of the acquisition agreement. Approximately $7.4 million of the initial stock consideration due to SunEdison’s former unit holders is currently held in escrow pursuant to the terms of the acquisition agreement as of March 31, 2011. The shares held in escrow are pending resolution of indemnification claims.

For the three months ended March 31, 2011 and March 31, 2010, all options to purchase MEMC stock and all restricted stock units were excluded from the calculation of diluted EPS because the effect was antidilutive due to the net loss attributable to MEMC common stockholders for the period.

(7) Inventories

Inventories consist of the following:

In millions	As of March 31, 2011	As of December 31, 2010
Raw materials and supplies	$137.7	$104.8
Goods and work in process	78.5	58.0
Finished goods	59.5	51.8

	$275.7	$214.6

Due to the earthquake in Japan on March 11, 2011, wafer production in our semiconductor wafer plant in Japan was suspended from that time through April 12, 2011. Because of the unplanned downtime, we recorded $7.7 million as period charges to cost of goods sold for unabsorbed unfavorable variances and inventory adjustments. We had no similar adjustments during the first three months of 2010.

(8) Solar Energy Systems Held for Development and Sale

Solar energy systems held for development and sale consist of the following:

In millions	As of March 31, 2011	As of December 31, 2010
Under development	$153.7	$68.8
Systems held for sale	42.1	168.7

	$195.8	$237.5

(9) Investments

Joint Venture Investments

Zhenjiang Huantai (formerly Jiangsu Huantai) Joint Venture

In May 2010, we entered into an equity method joint venture with Zhenjiang Huantai Silicon Science Ltd. Co. (formerly Jiangsu Huantai Group Co. Ltd) for the manufacture of multicrystalline ingots and wafers in Yangzhong City, Jiangsu Province, China (the “Zhenjiang Huantai JV”). During the quarter ended March 31, 2011, MEMC made an equity contribution of $17.8 million and provided a short-term loan of $3.1 million to the joint venture for working capital requirements. MEMC’s total equity investment balance was $56.0 million at March 31, 2011.

Samsung Fine Chemicals Joint Venture

In February 2011, we entered into a joint venture with Samsung Fine Chemicals Co. Ltd. for the construction and operation of a new facility to produce high purity polysilicon in Ulsan, South Korea. The joint venture will manufacture and supply polysilicon to the international markets. MEMC Singapore Pte. Ltd’s. ownership of the joint venture will be 50% and Samsung Fine Chemicals Co. Ltd will own the other 50%. MEMC’s total debt and equity commitments are expected to be $175.0 million through 2012. As of March 31, 2011, the Company had not invested capital in this joint venture. On April 1, 2011, the Company invested $13.8 million in the joint venture.

Investments Recorded at Fair Value

As of March 31, 2011 and December 31, 2010, the only investment recorded at fair value was an equity security investment in the common stock of a customer (“Gintech”), which investment is classified as a long-term available for sale investment. As of March 31, 2011 and December 31, 2010, the fair value of the investment was $45.7 million and $41.1 million, respectively. The cost basis in the investment is $12.4 million.

The carrying value of short-term and long-term investments consists of the following:

In millions	As of March 31, 2011	As of December 31, 2010
Items measured at fair value on a recurring basis	$45.7	$41.1
Equity method investments	67.2	46.1
Time deposits	0.1	0.1
Equity investments at cost	23.1	23.1

Total investments	136.1	110.4
Less: short-term investments	0.1	0.1

Non-current investments	$136.0	$110.3

There have been no other-than-temporary impairments on our cost method investments, as there have been no identified events or circumstances that would have an adverse effect on the investments as of March 31, 2011.

(10) Goodwill and Intangible Assets

Intangible assets at March 31, 2011 and December 31, 2010 are as follows:

	Weighted Average Amortization Period	Gross Carrying Amount		Accumulated Amortization or Allocated to Solar Energy System		Net Carrying Amount
		March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010
Dollars in millions
Amortizable intangible assets:
Favorable energy credits	7	$14.2	$14.2	$(3.9)	$(3.2)	$10.3	$11.0
Customer relationships(1)	6	7.4	5.4	(1.0)	(0.8)	6.4	4.6
Trade name	15	4.1	4.1	(0.4)	(0.3)	3.7	3.8
Internally developed software	3	1.3	1.3	(0.6)	(0.5)	0.7	0.8
Developed technology(1)	5	20.0	20.0	(1.7)	(1.3)	18.3	18.7
Customer sales backlog(1)	1	0.4	0.4	(0.3)	(0.2)	0.1	0.2

Total amortizable intangible assets		$47.4	$45.4	$(7.9)	$(6.3)	$39.5	$39.1

Indefinite lived assets:
In-process technology(1)	Indefinite	$0.3	$0.3	$—	$—	$0.3	$0.3
Power plant development arrangements(2)	Indefinite	18.0	18.0	(5.5)	(4.9)	12.5	13.1

Total indefinite lived assets		$18.3	$18.3	$(5.5)	$(4.9)	$12.8	$13.4

(1)

These intangibles represent the amounts acquired in the Solaicx acquisition, except within the customer relationships intangible which includes $7.1 million for SunEdison. The useful life for in-process technology will be determined once the research and development process is complete and at that time amortization of the asset will begin.

(2)

Power plant development arrangements are allocated to the solar energy system (fixed assets or inventory) upon completion of the related solar energy systems stemming from the backlog at the date of acquisition.

During the first quarter of 2011, SunEdison completed the acquisition of 100% of the voting equity of a company for a preliminary purchase price of $9.1 million, of which $5.0 million relates to contingent consideration. We preliminarily recorded $7.1 million and $2.0 million to goodwill and intangibles, respectively. These are preliminary estimates and are subject to change upon completion of our valuation procedures.

(11) Debt and Capital Lease Obligations

Debt (including consolidated variable interest entities (“VIEs”) and capital leases outstanding consist of the following:

In millions	As of March 31, 2011	As of December 31, 2010
Short-term debt:
Solar energy systems, weighted average interest rate of 6.36% and 6.13%, respectively	$6.8	$33.6

Long-term debt and capital leases:
Senior notes	$550.0	$—
Solar energy systems:
Capital lease obligations	125.5	125.7
Finance obligations	520.5	495.9
Long-term notes	23.5	24.0
Capital leases for equipment and other debt	2.8	3.5

Total long-term debt and capital leases	1,222.3	649.1
Less current portion - Long-term notes, capital leases for equipment and other debt	6.0	6.4
Less current portion - Solar energy systems	43.9	32.1

Long-term portion	$1,172.4	$610.6

Senior Notes

On March 10, 2011, we issued $550.0 million of 7.75 % Senior Notes due April 1, 2019 (the “2019 Notes”). We incurred $13.3 million in debt issuance costs, which will be amortized into the statement of operations over the eight year term. The 2019 Notes were sold at a price equal to 100% of the principal amount thereof. The interest on the 2019 Notes is payable semi-annually, in cash in arrears, on April 1 and October 1, commencing October 1, 2011. We may redeem the 2019 Notes at our option, in whole or in part, at any time on or after April 1, 2014, upon not less than 30 nor more than 60 days’ notice at the redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus any accrued and unpaid interest and additional interest, if any, to the redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below.

Year	Price
2014	105.813%
2015	103.875%
2016	101.938%
2017 and thereafter	100.000%

If a change of control of MEMC occurs, each holder of the 2019 Notes will have the right to require us to repurchase all or any part of that holder’s notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of the repurchase.

The 2019 Notes were guaranteed by certain of MEMC’s domestic subsidiaries (the “guarantors”). The 2019 Notes are senior unsecured obligations and will be subordinated to all of our and the guarantors’ existing and future secured debt.

The indenture governing the 2019 Notes contains covenants that limit our and our subsidiaries’ ability, subject to certain exceptions and qualifications, (i) to make certain asset sales, (ii) to make other restricted payments and investments, (iii) to incur indebtedness and issue preferred stock, (iv) to make dividend and other payment restrictions affecting restricted subsidiaries, (v) to make certain transactions with affiliates, and (vi) to merge, consolidate or sell substantially all of our assets and in certain situations, a cross default provision. These covenants are subject to a number of qualifications and limitations. As of March 31, 2011, we were in compliance with all covenants contained within the indenture governing the 2019 Notes.

In addition, the indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among other things: failure to make payments on the 2019 Notes when due, failure to comply with covenants under the indenture, failure to pay other indebtedness or acceleration of maturity of other indebtedness, failure to satisfy or discharge final judgments and occurrence of bankruptcy events.

Corporate Credit Facility

On March 23, 2011, the Company amended and restated its existing Corporate Credit Facility. The amended facility provides for total borrowings of up to $400 million, has an accordion feature to provide for borrowings of up to $550 million in the aggregate (upon terms to be agreed upon by the parties at the time of such request), and has a three year term. While the original Corporate Credit Facility was secured by a pledge of 65% of the capital stock of certain of our domestic and foreign subsidiaries, the amended and restated Corporate Credit Facility is also secured by substantially all the assets of MEMC and its domestic subsidiaries.

Interest on borrowings under the Corporate Credit Facility will be based on either, at our election, LIBOR plus an initial applicable margin of 2.75% or at a defined prime rate plus an initial applicable margin of 1.75%. The amended facility also provides for the Company to pay various fees, including a commitment fee of 0.50% on the lenders’ unused commitments. The amended facility contains covenants which are typical for credit arrangements of this size, including covenants relating to a consolidated interest charge ratio, consolidated leverage ratio, a minimum liquidity ratio and in certain situations, a cross default provision.

As part of the amended and restated Corporate Credit Facility, we incurred debt issuance costs of $4.5 million, which will be amortized into the statement of operations over the three year term of the facility. As of March 31, 2011, we had no outstanding borrowings under this facility. Outstanding third party letters of credit backed by this facility at such date were $96.1 million. We met all covenants under this facility at March 31, 2011.

Finance and Capital Lease Obligations

We have short-term committed financing arrangements renewable annually of approximately $58.8 million at March 31, 2011, of which there were no short-term borrowings outstanding at March 31, 2011. Of the $58.8 million committed short-term financing arrangements, $38.2 million is unavailable because of the issuance of third party letters of credit. Interest rates are negotiated at the time of the borrowings.

We have additional long-term committed financing arrangements of approximately $1,003.5 million at March 31, 2011, of which $573.5 million is outstanding, including the $550.0 million for the 2019 Notes. Of the $1,003.5 million committed long-term financing arrangements, $110.7 million is unavailable because it relates to the issuance of third party letters of credit. We pay commitment fees of up to 1.0% on the committed loan agreements.

Our solar energy systems for which we have short-term debt, capital lease and finance obligations are included in separate legal entities. The short-term debt, capital lease and finance obligations of $6.8 million, $125.5 million and $520.5 million, respectively, except for $36.6 million of finance obligations, have recourse to those separate legal entities but no recourse to MEMC or the SunEdison parent under the terms of the applicable agreements. The recourse finance obligations above are collateralized by the related solar energy system assets. These obligations may also include limited guarantees by MEMC or the SunEdison parent related to operations, maintenance and certain indemnities.

On March 31, 2011, one of SunEdison’s project subsidiaries signed and executed a master lease agreement with a U.S. financial institution which provides for the sale and simultaneous leaseback of certain solar energy systems constructed by SunEdison. The total capacity under this agreement is $120 million, of which $116.9 million is available as of March 31, 2011. The specified rental payments will be based on projected cash flows that the solar energy systems will generate.

The schedule of principal payments on long-term debt (including consolidated VIEs and excluding solar energy system financing obligations) is as follows:

In millions	As of March 31, 2011
April 1, 2011 through December 31, 2011	$14.5
2012	28.2
2013	9.0
2014	9.2
2015	9.4
Thereafter	624.2

Total	$694.5

The aggregate amounts of minimum lease payments on our financing sale leaseback transactions are $410.3 million. Future payments from 2011 through 2015 are as follows:

In millions	As of March 31, 2011
April 1, 2011 through December 31, 2011	$32.5
2012	$25.9
2013	$25.2
2014	$23.3
2015	$21.6

(12) Stockholders’ Equity

The following table presents the change in total stockholders’ equity for the three months ended March 31, 2011:

In millions	MEMC Stockholders’ Equity	Noncontrolling Interest	Total
Balance, January 1, 2011	$2,251.7	$43.9	$2,295.6
Net (loss) income	(4.5)	13.8	9.3
Other comprehensive income, net of tax	49.3	1.2	50.5
Stock issued for SunEdison contingent consideration	24.5	—	24.5
Stock plans, net	7.2	—	7.2
Distributions to noncontrolling interest	—	(12.4)	(12.4)

Balance, March 31, 2011	$2,328.2	$46.5	$2,374.7

On February 1, 2011 we issued 2.1 million shares to SunEdison’s former unit holders as part of the contingent consideration pursuant to the terms of the acquisition agreement.

Stock-Based Compensation

We have equity incentive plans that provide for the award of non-qualified stock options, restricted stock, performance shares, and restricted stock units to employees, non-employee directors, and consultants. We issue new shares to satisfy stock option exercises. As of March 31, 2011, there were 15.3 million shares authorized for future grant under these plans. Options to employees are generally granted upon hire and annually or semi-annually, usually with four-year vesting, although certain grants have three, four or five-year cliff vesting. No option has a term of more than 10 years. Under our current equity plans, the exercise price of stock options granted equals the market price on the date of the grant.

The following table presents information regarding outstanding stock options as of March 31, 2011 and changes during the three months then ended with regard to stock options:

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted- Average Remaining Contractual Life
Outstanding at December 31, 2010	13,259,245	$21.88
Granted	1,239,485	12.62
Exercised	(9,783)	8.75
Forfeited	(11,891)	14.32
Expired	(15,092)	31.79

Outstanding at March 31, 2011	14,461,964	$21.09	$5.88	8

Options exercisable at March 31, 2011	5,497,172	$28.66	$2.03	6

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of the first quarter of 2011 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2011. This amount changes based on the fair market value of our stock. For the three months ended March 31, 2011, the total intrinsic value of options exercised and the cash received from option exercises under our option plans was less than $0.1 million. The actual tax benefit realized for the tax deductions from option exercises for the three months ended March 31, 2011 and March 31, 2010 was less than $0.1 million.

Our weighted-average assumptions are as follows:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Risk-free interest rate	1.5%	2.2%
Expected stock price volatility	66.1%	68.5%
Expected term until exercise (years)	5	4
Expected dividends	0.0%	0.0%

The weighted-average grant-date fair value per share of options granted was $6.71 and $7.08 for the three months ended March 31, 2011 and 2010, respectively. As of March 31, 2011, $43.3 million of total unrecognized compensation cost related to stock options granted and outstanding as of March 31, 2011 is expected to be recognized over a weighted-average period of 2.8 years.

Restricted stock units represent the right to receive a share of MEMC stock at a designated time in the future, provided the stock unit is vested at the time. The following table presents information regarding outstanding restricted stock units as of March 31, 2011 and changes during the three months then ended:

	Restricted Stock Units	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Life
Outstanding at December 31, 2010	4,017,290
Granted	61,640
Converted	(658,604)
Forfeited	(29,796)

Outstanding at March 31, 2011	3,390,530	$45.8	2

At March 31, 2011, there were no restricted stock units which were currently convertible into shares. The weighted-average fair value of restricted stock units per share on the date of grant was $11.54 and $12.41 for the three months ended March 31, 2011 and March 31, 2010, respectively. As of March 31, 2011, $21.6 million of total unrecognized compensation cost related to restricted stock units is expected to be recognized over a weighted-average period of 2.4 years.

Stock-based compensation expense for the three months ended March 31, 2011 and March 31, 2010 was $6.1 million and $6.8 million, net of income tax benefit of $3.6 million and $3.8 million, respectively.

(13) Income Taxes

In general, we record income tax expense each quarter based on our best estimate as to the full year’s effective tax rate. This estimated tax expense is reported based on a pro-ration of the actual income earned in the period divided by the full year forecasted income. There are certain items, however, which are given discrete period treatment and the tax effects of those items are reported in the quarter that such event arises. Items that give rise to discrete recognition include (but are not limited to) finalizing tax authority examinations, changes in statutory tax rates and expiration of a statute of limitations.

The process for calculating income tax expense includes estimating current taxes due and assessing temporary differences between the recognition of assets and liabilities for tax and financial statement reporting purposes. We regularly review our deferred tax assets for realizability, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses), the expected timing of the reversals of existing temporary differences and tax planning strategies. We presently have a three year cumulative loss in the U.S. for income tax accounting purposes and are relying upon tax planning strategies, which include altering the timing and amount of payments from non-U.S. subsidiaries to our U.S. operations in determining the realizability of the deferred tax assets. Reliance on these strategies was the primary reason for not recognizing a valuation allowance on the U.S. deferred tax assets. In arriving at these judgments, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified. The total deferred tax assets as of March 31, 2011 and December 31, 2010 were $209.6 million and $172.7 million, respectively.

We are subject to income taxes in the United States and numerous foreign jurisdictions. From time to time, we are subject to income tax audits in these jurisdictions. We believe that our tax return positions are fully supported, but tax authorities are likely to challenge certain positions, which may not be fully sustained. Our income tax expense includes amounts intended to satisfy income tax assessments that may result from these challenges. Determining the income tax expense for these potential assessments and recording the related assets and liabilities requires significant judgments and estimates. Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. We review our liabilities quarterly, and we may adjust such liabilities due to proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, negotiations between tax authorities of different countries concerning our transfer prices, the resolution of entire audits, or the expiration of statutes of limitations. Adjustments, if required, are most likely to occur in the year during which major audits are closed. The total reserve for uncertain tax positions as of March 31, 2011 was $32.5 million, which has not materially changed from December 31, 2010.

We are currently under examination by the IRS for the 2008 and 2009 tax years. Additionally, due to the carryback of our 2009 net operating loss for utilization against the 2007 tax liability, the IRS has re-opened the 2007 tax year for further review. We believe it is reasonably possible that some portions of the examination could be completed within the next twelve months; however, the results of the examination and any potential settlement are not estimable at this time.

(14) Variable Interest Entities

We are the primary beneficiary of four variable interest entities (“VIEs”) that we consolidate as of March 31, 2011, all of which existed and were consolidated by the Company as of December 31, 2010. During the first quarter of 2011, four solar energy system project companies that were consolidated as of December 31, 2010 were sold and therefore derecognized. The carrying amounts and classification of our consolidated VIEs’ assets and liabilities included in our consolidated financial statements are as follows:

In millions	As of March 31, 2011	As of December 31, 2010
Current assets	$20.6	$173.0
Noncurrent assets	63.1	63.1

Total assets	$83.7	$236.1

Current liabilities	$6.8	$38.5
Noncurrent liabilities	70.2	107.8

Total liabilities	$77.0	$146.3

The amounts shown in the table above exclude intercompany balances which are eliminated upon consolidation. All of the assets in the table above are restricted for settlement of the VIE obligations and all of the liabilities in the table above can only be settled using VIE resources.

15) Deferred Revenue and Profit

Deferred revenue and profit consists of the following:

In millions	As of March, 2011	As of December 31, 2010
Deferred revenue and profit for solar energy systems:
Short-term deposits on solar energy systems	$4.7	$8.8
Profit deferrals on solar energy system sales	86.1	63.2
Deferred subsidy revenue	12.5	11.8

Total solar energy system deferred revenue	$103.3	$83.8
Semiconductor and Solar Materials deferred revenue	114.1	115.2

Total deferred revenue	$217.4	$199.0

(16) Commitments and Contingencies

Contingent Consideration

Contingent consideration was due to the former SunEdison unit holders if certain operational criteria were met from January 1, 2010 through December 31, 2010. As of December 31, 2010, we recorded $80.2 million of contingent consideration, which was the maximum payout under the acquisition agreement. This liability was paid on February 1, 2011 through a combination of $55.7 million in cash and the issuance of 2.1 million shares of MEMC common stock.

Contingent consideration may also be due to the former Solaicx shareholders if certain operational criteria are met from July 1, 2010 through December 31, 2011. The amount payable is based on Solaicx achieving revenues of at least $60.0 million during such time period, up to a maximum revenue target of $71.8 million, with the payout on a linear basis between those two amounts. This would entitle the former Solaicx shareholders to up to an additional $27.6 million of a combination of cash and MEMC common stock. As of March 31, 2011, the range of outcomes and the assumptions used to develop the estimates have not changed since the date of the acquisition. Future revisions to the estimated fair value of the contingent consideration could be material.

Commitments

Indemnification

We have agreed to indemnify some of our Semiconductor Materials and Solar Materials customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. Historically, we have not paid any claims under these indemnification obligations and we do not have any pending indemnification claims as of March 31, 2011.

We generally warrant the operation of our solar energy systems for a period of time. Certain parts and labor warranties from our vendors can be assigned to our customers. Due to the absence of historical material warranty claims and expected future claims, we have not recorded a warranty accrual related to solar energy systems as of March 31, 2011. We may also indemnify our customers for tax credits associated with the systems we construct and sell and then leaseback. During the quarter ending March 31, 2011, we made additional payments under the terms of the lease agreements to indemnify our sale leaseback customers for approximately $6.0 million for shortfalls in amounts approved by the U.S. Treasury Department related to the Grant in Lieu program tax credits. We are working with our sale leaseback customers and the U.S. Treasury Department to recover these shortfalls. We believe additional exposure to such payments would not be material.

In connection with certain contracts to sell outright solar energy systems or as sale leasebacks, SunEdison has guaranteed the systems’ performance for various time periods following the date of interconnection. Also, under a separate operations and maintenance services agreement, SunEdison guaranteed the uptime availability of the system over the term of the arrangement, which may last 20 years. To the extent there are shortfalls in either of the guarantees, SunEdison is required to indemnify the purchaser up to the guaranteed amount through a cash payment. The maximum losses that SunEdison may be subject to for non-performance are contractually limited by the terms of each executed agreement.

Legal Proceedings

We are involved in various legal proceedings which arise in the ordinary course of business. Although it is not possible to predict the outcome of these matters, we believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position, cash flows or results of operations.

S.O.I.TEC Silicon on Insulator Technologies S.A. v. MEMC Electronic Materials, Inc.

On May 19, 2008, Soitec and Commissariat A L’Energie Atomique (“CEA”) filed a complaint against MEMC in the U.S. District Court for the District of Delaware (Civil Action No. 08-292) alleging infringement, including willful infringement, by MEMC of three U.S. patents related to silicon-on-insulator (SOI) technology, and requested damages and an injunction. Soitec and CEA filed an amended complaint on July 21, 2009, adding a fourth, related patent to the lawsuit. MEMC filed a counterclaim against Soitec for infringement of one of MEMC’s U.S. patents. The Court bifurcated the case into two phases, a first liability phase, which, to the extent liability is found, will be followed by a second damages phase. In a memorandum opinion dated October 13, 2010, the Court found that all of MEMC’s current products and processes do not infringe any valid claim of the four asserted Soitec patents.

The Court held a jury trial from October 25, 2010 to November 2, 2010. After the Court’s October 13, 2010 ruling in favor of MEMC, the only remaining claim that Soitec continued to assert at trial was a single patent claim directed against some mono-implant research and development efforts conducted by MEMC approximately four to six years ago, none of which have occurred since 2006, and none of which are material or relevant to the current operations at MEMC. MEMC continued to assert at trial its counterclaim for infringement of MEMC’s patent. On November 2, 2010, the jury found that certain of Soitec’s wafers infringed the patent asserted by MEMC at trial. The jury also found that one of the Soitec patent claims was valid. This single patent claim covers MEMC’s mono-implant research and development effects that ended in 2006. Post trial motions have been briefed and are awaiting resolution by the Court. MEMC expects to appeal certain of the Court’s rulings in this matter. The damages phase of this trial will likely occur after any appeals by MEMC or Soitec in the case. We believe that Soitec and CEA’s suit against us has no merit, and we are asserting a vigorous defense against these claims, as well as our infringement counterclaim. Although it is not possible to predict the outcome of such matters, we believe that the ultimate outcome of this proceeding will not have a material adverse effect on our financial position, cash flows or results of operations.

Semi-Materials Co., Ltd. v. MEMC Electronic Materials, Inc. and MEMC Pasadena, Inc.

On September 28, 2006, Semi-Materials Co., Ltd. (“Semi-Materials”) filed a complaint against MEMC in the U.S. District Court for the Eastern District of Missouri (Case No. 4:06-CV-01426-FRB) alleging breach of contract, unjust enrichment, fraud, and conversion, and seeking specific performance, all related to a series of purchase orders for chunk polysilicon and polysilicon solar ingot. MEMC filed its answer in the case in December 2006. On MEMC’s motion, the Court dismissed Semi-Materials’ conversion claim.

The parties entered into settlement discussions for this case in November 2007 and December 2007. In early 2008, Semi-Materials claimed that a binding settlement was reached as a result of those late 2007 discussions. MEMC denied Semi-Materials’ allegation that a binding settlement was reached. In January 2008, Semi-Materials moved the trial court to enforce the alleged settlement terms. On March 17, 2008, the trial court sustained Semi-Materials’ motion and found that binding settlement terms had been reached as a result of the late 2007 negotiations between Semi-Materials and MEMC. This decision was immediately appealed by MEMC to the United States Court of Appeals for the Eighth Circuit, and enforcement of the trial court’s order was stayed pending that appeal. The Eighth Circuit heard oral argument on September 26, 2008. Just prior to the September 26 oral argument, Semi-Materials informed MEMC and the Eighth Circuit that Semi-Materials no longer sought enforcement of the alleged settlement agreement (although Semi-Materials still claimed that a binding settlement was reached in late 2007). Semi-Materials instead requested that the Eighth Circuit vacate the trial court’s March 2008 order enforcing the alleged settlement agreement and remand the case back to the trial court for further proceedings. On May 4, 2009, the Eighth Circuit requested a rehearing of the appeal, which rehearing was held on June 10, 2009. On July 10, 2009, the Eighth Circuit vacated the trial court’s order, and returned the case to the trial court for further proceedings.

This litigation resulted in a trial which commenced on February 22, 2011. On March 2, 2011, the jury found for MEMC on the fraud and unjust enrichment claims made by Semi-Materials against the Company. The jury found for Semi-Materials on the breach of contract claim, awarding damages to Semi-Materials of $19.0 million. Approximately $5.1 million of this amount relates to an amount previously recorded by MEMC. MEMC believes that the jury award was calculated not based on the actual harm suffered by Semi-Materials for the alleged failed deliveries, but based on the difference between the price under the alleged 2005 purchase orders and the price of polysilicon in November 2006 (after polysilicon prices had risen substantially throughout 2006). MEMC believes that this verdict results in a windfall to Semi-Materials and intends to appeal the verdict. During the first quarter of 2011, MEMC recorded an additional $13.9 million to marketing and administration expenses as a result of the jury verdict pending the appeal.

On March 31, 2008, Semi-Materials and its affiliate SMC Shanghai (“SMC”) filed two additional lawsuits against MEMC, one in the United States District Court for the Southern District of Texas (Case No. 4:08-CV-00991) (the “Texas Action”) and another in the United States District Court for the Eastern District of Missouri (Case No. 4:08-CV-00434-JCH) (the “Missouri Action”). In both cases, Semi-Materials and SMC alleged that: (i) MEMC Pasadena, Inc. (“MEMC Pasadena”) breached an agreement with SMC for SMC to act as MEMC’s exclusive sales agent in China; (ii) MEMC Pasadena breached an agreement with Semi-Materials for Semi-Materials to act as MEMC Pasadena’s exclusive sales agent in Korea; (iii) MEMC tortiously interfered with the purported sales agency agreements among MEMC Pasadena and SMC and Semi-Materials; and (iv) MEMC tortiously interfered with a separate sales agency agreement Semi-Materials claimed existed with an unrelated party. In the Missouri Action, Semi-Materials also claimed that MEMC tortiously interfered with an expectancy for an on-going business relationship Semi-Materials claimed existed with the unrelated party. Upon MEMC’s motions for summary judgment in the Missouri Action, the Court dismissed the claim that MEMC tortiously interfered with the purported sales agency agreements, and the claim that MEMC tortiously interfered with the alleged sales agency agreement between Semi-Materials and the unrelated party. The remaining claims were tried before a jury between January 4 and January 12, 2010. At trial, the jury found in favor of Semi-Materials and SMC on their respective claims for breach of contract against MEMC Pasadena, awarding a verdict of $0.2 million, and found in favor of MEMC on Semi-Materials’ claim for tortious interference with an expectancy of an ongoing business relationship with the unrelated party. MEMC Pasadena filed a post-trial motion for judgment as a matter of law as to the breach of contract claims on which the jury found in favor of Semi-Materials and SMC. The Court denied that motion on August 30, 2010. Semi-Materials and SMC filed a Notice of Appeal to the United States Court of Appeals for the Eighth Circuit concerning rulings the Court made at summary judgment concerning Plaintiffs’ alleged damages on their breach of contract claims. MEMC Pasadena filed a Notice of Cross-Appeal concerning the Court’s entry of judgment based upon the jury verdict and the Court’s denial of MEMC’s motion for judgment as a matter of law. The appellate matters have been docketed as Appeal Nos. 10-1324 and 10-1626 in the United States Court of Appeals for the Eighth Circuit. The oral argument in this appeal occurred on April 11, 2011. No discovery has been undertaken in the Texas Action, and it has been stayed.

We do not believe that the Semi-Materials cases, in whole or in part, will have a material adverse effect on us. Due to uncertainty regarding the litigation process, the outcome of these matters are unpredictable, damages could be substantial, and the results of these cases could be unfavorable for MEMC.

Minneapolis Firefighters’ Relief Association v. MEMC Electronic Materials, Inc., et al.

On September 26, 2008, a putative class action lawsuit was filed in the U.S. District Court for the Eastern District of Missouri by plaintiff Minneapolis Firefighters’ Relief Association asserting claims against MEMC and Nabeel Gareeb, MEMC’s former Chief Executive Officer. On October 10, 2008, a substantially similar putative class action lawsuit was filed by plaintiff Donald Jameson against MEMC, Mr. Gareeb and Ken Hannah, MEMC’s former Chief Financial Officer and currently MEMC’s Executive Vice President and President—Solar Materials. These cases purportedly are brought on behalf of all persons who acquired shares of MEMC’s common stock between June 13, 2008 and July 23, 2008, inclusive (the “Class Period”). Both complaints allege that, during the Class Period, MEMC failed to disclose certain material facts regarding MEMC’s operations and performance, which had the effect of artificially inflating MEMC’s stock price in violation of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). Plaintiffs further allege that Messrs. Gareeb and Hannah are subject to liability under Section 20(a) of the Act as control persons of MEMC. Plaintiffs seek certification of the putative class, unspecified compensatory damages, interest and costs, as well as ancillary relief. On December 12, 2008, these actions were consolidated, and the Court appointed Mahendra A. Patel as lead plaintiff. Plaintiff filed a consolidated amended complaint on February 23, 2009. Defendants filed a motion to dismiss the consolidated amended complaint, which was fully briefed by the parties by June 24, 2009. On March 8, 2010, the Court dismissed the consolidated class action complaint with prejudice. On March 31, 2010, plaintiff filed a notice of appeal to the United States Court of Appeals for the Eighth Circuit. Oral argument for this appeal occurred on April 12, 2011.

Brian Larkowski v. John Marren, et al.

On November 4, 2008, Brian Larkowski, a purported shareholder of MEMC, filed a derivative action in the Circuit Court of St. Charles County, Missouri against defendants John Marren, Peter Blackmore, Nabeel Gareeb, Marshall Turner, Robert J. Boehlke, C. Douglas Marsh, William E. Stevens, James B. Williams and Michael McNamara (collectively “individual defendants”) and MEMC as a nominal defendant.

Each individual defendant is a current or former officer and/or director of MEMC. The lawsuit alleges breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, based on allegations of conduct similar to that alleged in the putative class action lawsuit described above. On December 19, 2008, the court entered a stipulated order staying the derivative action pending resolution of any motions to dismiss in the putative class action described above. On April 19, 2011, the Court continued the stay.

Jerry Jones v. MEMC Electronic Materials, Inc., et al.

On December 26, 2008, a putative class action lawsuit was filed in the U.S. District Court for the Eastern District of Missouri by plaintiff, Jerry Jones, purportedly on behalf of all participants in and beneficiaries of MEMC’s 401(k) Savings Plan (the “Plan”) between September 4, 2007 and December 26, 2008, inclusive. The complaint asserted claims against MEMC and certain of its directors, employees and/or other unnamed fiduciaries of the Plan. The complaint alleges that the defendants breached certain fiduciary duties owed under the Employee Retirement Income Security Act (“ERISA”), generally asserting that the defendants failed to make full disclosure to the Plan’s participants of the risks of investing in MEMC’s stock and that the Company’s stock should not have been made available as an investment alternative in the Plan. The misstatements alleged in the complaint significantly overlap with the misstatements alleged in the federal securities class action described above.

On June 1, 2009, an amended class action complaint was filed by Mr. Jones and another purported participant of the Plan, Manuel Acosta, which raises substantially the same claims and is based on substantially the same allegations as the original complaint. However, the amended complaint changes the period of time covered by the action, purporting to be brought on behalf of beneficiaries of and/or participants in the Plan from June 13, 2008 through the present, inclusive (the “Class Period”). The amended complaint seeks unspecified monetary damages, including losses the participants and beneficiaries of the Plan allegedly experienced due to their investment through the Plan in MEMC’s stock, equitable relief and an award of attorney’s fees. No class has been certified and discovery has not begun. The Company and the named directors and employees filed a motion to dismiss the complaint, which was fully briefed by the parties as of October 9, 2009. The parties each subsequently filed notices of supplemental authority and corresponding responses. On March 17, 2010, the court denied the motion to dismiss. The MEMC defendants filed a motion for reconsideration or, in the alternative, certification for interlocutory appeal, which was fully briefed by the parties as of June 16, 2010. The parties each subsequently filed notices of supplemental authority and corresponding responses. On October 18, 2010, the court granted the MEMC defendants’ motion for reconsideration, vacated its order denying the MEMC defendants’ motion to dismiss, and stated that it will revisit the issues raised in the motion to dismiss after the parties supplement their arguments relating thereto. Both parties filed briefs supplementing their arguments on November 1, 2010, and the parties each subsequently filed additional notices of supplemental authority.

MEMC believes the above class actions and derivative suit are without merit and we will assert a vigorous defense. Due to the inherent uncertainties of litigation, we cannot predict the ultimate outcome or resolution of the foregoing class action or derivative suit proceedings or estimate the amounts of, or potential range of, loss with respect to these proceedings. An unfavorable outcome could have a material adverse impact on our business, results of operations and financial condition. We have indemnification agreements with each of our present and former directors and officers, under which we are generally required to indemnify each such director or officer against expenses, including attorney’s fees, judgments, fines and settlements, arising from actions such as the lawsuits described above (subject to certain exceptions, as described in the indemnification agreements).

From time to time we may conclude it is in the best interests of our stockholders, employees, vendors and customers to settle one or more litigation matters, and any such settlement could include substantial payments; however, other than as may be noted above, we have not reached this conclusion with respect to any particular matter at this time. There are a variety of factors that influence our decision to settle any particular individual matter, and the amount we may choose to pay or accept as payment to settle such matters, including the strength of our case, developments in the litigation (both expected and unexpected), the behavior of other interested parties, including non-parties to the matter, the demand on management time and the possible distraction of our employees associated with the case and/or the possibility that we may be subject to an injunction or other equitable remedy. It is difficult to predict whether a settlement is possible, the amount of an appropriate settlement or when is the opportune time to settle a matter in light of the numerous factors that go into the settlement decision.

During the quarter ended March 31, 2011, we accrued $3.6 million in expense from an unfavorable verdict in one of our pending cases.

(17) Reportable Segments

In millions	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Net sales:
Semiconductor Materials	$251.5	$219.3
Solar Materials	326.3	157.7
Solar Energy	158.1	60.7

Consolidated net sales	$735.9	$437.7

Operating income (loss):
Semiconductor Materials	$8.4	$(7.9)
Solar Materials	39.4	12.2
Solar Energy	(6.6)	6.8
Corporate and other	(41.4)	(26.4)

Consolidated operating loss	$(0.2)	$(15.3)

Interest expense (income):
Semiconductor Materials	$(0.2)	$0.2
Solar Materials	(0.7)	0.1
Solar Energy	5.1	11.0
Corporate and other	4.8	0.8

Consolidated net interest expense	$9.0	$12.1

Depreciation and amortization:
Semiconductor Materials	$30.6	$26.2
Solar Materials	12.4	6.9
Solar Energy	6.0	4.4

Consolidated depreciation and amortization	$49.0	$37.5

Capital expenditures:
Semiconductor Materials	$50.7	$18.8
Solar Materials	154.3	27.4
Solar Energy(1)	53.0	44.9

Consolidated capital expenditures	$258.0	$91.1

(1)	Consists primarily of construction of solar energy systems of $52.6 million and $44.9 million in the three months ended March 31, 2011 and March 31, 2010, respectively.

The Solar Energy and Solar Materials segments include $293.4 million and $56.4 million of goodwill, respectively, and we have recorded no impairment on such goodwill.

Due to the earthquake in Japan on March 11, 2011, our semiconductor wafer production in Japan was suspended from that time through April 12, 2011. Because of the unplanned downtime, we recorded $8.6 million as period charges to cost of goods sold for unabsorbed unfavorable variances, inventory adjustments and asset impairment charges. We had no similar adjustments during the first three months of 2010.

Approximately $13.1 million and $3.6 million of expense was recorded in the Corporate and Solar Materials segments, respectively, related to legal cases during the quarter ended March 31, 2011. The legal expense recorded to Corporate related to activities and business decisions of the corporate operations. The remaining portion of expenses recorded to Corporate included substantially all of our stock compensation expense, general corporate marketing and administration costs, research and development administration costs, legal and tax professional services and related costs, and other personnel costs not reflected in the segments.

(18) Unaudited Condensed Consolidating Financial Information

On March 10, 2011, the Company issued $550.0 million of 7.75% Senior Notes due April 1, 2019 (the “Original Notes”). The Original Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the sale of the Original Notes, the Company entered into a Registration Rights Agreement with the initial purchasers of the Original Notes party thereto, pursuant to which the Company and the Subsidiary Guarantors (as defined below) agreed to file a registration statement with respect to an offer to exchange the Original Notes for a new issue of substantially identical notes registered under the Securities Act (the “Exchange Notes” and together with the Original Notes, the “Notes”). The Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by certain wholly-owned domestic subsidiaries of the Company (the “Subsidiary Guarantors”).

The following condensed consolidating financial information, which has been prepared in accordance with the requirements for presentation of Rule 3-10(f) of Regulation S-X promulgated under the Securities Act, presents the unaudited condensed consolidating financial information separately for:

i.	The Company as the issuer of the Notes;

ii.	The Subsidiary Guarantors, on a combined basis, which are guarantors of the Notes;

iii.	The Company’s other subsidiaries, on a combined basis, which are not guarantors of the Notes (the “Subsidiary Non-Guarantors”);

iv.	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Company, the Subsidiary Guarantors and the Subsidiary Non-Guarantors, b) eliminate the investments in the Company’s subsidiaries and (c) record consolidating entries; and

v.	The Company and its subsidiaries on a consolidated basis.

Unaudited Condensed Consolidating Statement of Operations

For the three months ended March 31, 2011

(In millions)

	MEMC, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Net sales	$208.3	$140.8	$890.1	$(503.3)	$735.9
Cost of goods sold	216.1	145.4	750.1	(489.7)	621.9

Gross margin	(7.8)	(4.6)	140.0	(13.6)	114.0

Operating expenses:
Marketing and administration	44.7	22.5	25.8	—	93.0
Research and development	15.2	2.1	3.7	—	21.0
Restructuring charges	0.2	—	—	—	0.2

Operating (loss) income	(67.9)	(29.2)	110.5	(13.6)	(0.2)

Non-operating (income) expense:
Interest expense	3.2	0.4	6.5	(1.1)	9.0
Interest income	(0.1)	(0.2)	(1.7)	1.1	(0.9)
Increase in fair value of warrant	—	—	(1.6)	—	(1.6)
Other, net	(10.4)	0.8	7.1	2.1	(0.4)

Total non-operating (income) expense	(7.3)	1.0	10.3	2.1	6.1

(Loss) income before income tax (benefit) expense, equity in earnings of joint venture and investment in subsidiary earnings	(60.6)	(30.2)	100.2	(15.7)	(6.3)
Income tax (benefit) expense	(14.2)	(12.3)	11.8	0.4	(14.3)

(Loss) income before equity in earnings of joint venture and investment in subsidiary earnings	(46.4)	(17.9)	88.4	(16.1)	8.0
Investment in subsidiary earnings	41.9	17.2	—	(59.1)	—
Equity in earnings of joint venture, net of tax	—	—	1.3	—	1.3

Net (loss) income	(4.5)	(0.7)	89.7	(75.2)	9.3
Net income attributable to noncontrolling interests	—	—	(13.8)	—	(13.8)

Net (loss) income attributable to MEMC stockholders	$(4.5)	$(0.7)	$75.9	$(75.2)	$(4.5)

Unaudited Condensed Consolidating Statement of Operations

For the three months ended March 31, 2010

(In millions)

	MEMC, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Net sales	$198.6	$80.5	$502.2	$(343.6)	$437.7
Cost of goods sold	198.0	77.7	444.1	(341.4)	378.4

Gross profit	0.6	2.8	58.1	(2.2)	59.3
Operating expenses:
Marketing and administration	28.8	14.6	18.8	—	62.2
Research and development	8.2	0.8	2.1	—	11.1
Restructuring charges	1.3	—	—	—	1.3

Operating (loss) income	(37.7)	(12.6)	37.2	(2.2)	(15.3)

Non-operating (income) expense:
Interest expense	(0.6)	1.2	13.2	(1.7)	12.1
Interest income	(0.1)	(1.5)	(2.4)	1.7	(2.3)
Decline in fair value of warrant	—	—	5.3	—	5.3
Other, net	(4.5)	(0.1)	4.8	0.4	0.6

Total non-operating (income) expense	(5.2)	(0.4)	20.9	0.4	15.7

(Loss) income before income tax (benefit) expense, equity in (loss) earnings of joint venture and investment in subsidiary earnings (loss)	(32.5)	(12.2)	16.3	(2.6)	(31.0)
Income tax (benefit) expense	(17.5)	0.5	3.4	(1.0)	(14.6)

(Loss) income before equity in (loss) earnings of joint venture and investment in subsidiary earnings (loss)	(15.0)	(12.7)	12.9	(1.6)	(16.4)
Investment in subsidiary earnings (loss)	6.9	(3.1)	—	(3.8)	—
Equity in (loss) earnings of joint venture, net of tax	(1.5)	—	8.8	—	7.3

Net (loss) income	(9.6)	(15.8)	21.7	(5.4)	(9.1)
Net income attributable to noncontrolling interests	—	—	(0.5)	—	(0.5)

Net (loss) income attributable to MEMC stockholders	$(9.6)	$(15.8)	$21.2	$(5.4)	$(9.6)

Unaudited Condensed Consolidating Balance Sheet

March 31, 2011

(In millions)

	MEMC, Inc	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$268.4	$31.6	$384.1	$—	$684.1
Restricted cash	—	0.5	38.6	—	39.1
Accounts receivable, net	83.5	11.4	306.4	—	401.3
Inventories	38.2	59.6	216.7	(38.8)	275.7
Solar energy systems held for development and sale	—	4.8	190.5	0.5	195.8
Income taxes receivable	(5.4)	12.4	1.3	—	8.3
Prepaid and other current assets	33.3	(3.5)	225.2	—	255.0

Total current assets	418.0	116.8	1,362.8	(38.3)	1,859.3
Investments	2.3	18.5	117.8	(2.6)	136.0
Investments in subsidiaries	1,807.7	960.2	—	(2,767.9)	—
Property, plant and equipment, net:
Semiconductor and Solar Materials, net	83.6	324.8	1,186.3	(26.0)	1,568.7
Solar energy systems, net	—	13.9	516.6	44.9	575.4
Deferred tax assets, net	138.2	(27.6)	65.7	—	176.3
Restricted cash	—	0.2	21.7	—	21.9
Other assets	42.2	35.2	142.2	—	219.6
Goodwill	—	342.7	7.1	—	349.8
Intangible assets, net	—	52.3	—	—	52.3

Total assets	$2,492.0	$1,837.0	$3,420.2	$(2,789.9)	$4,959.3

Unaudited Condensed Consolidating Balance Sheet

March 31, 2011

(In millions)

	MEMC, Inc	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital lease obligations	$—	$2.5	$3.5	$—	$6.0
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations	—	0.2	50.5	—	50.7
Accounts payable	15.1	73.1	428.3	—	516.5
Accrued liabilities	51.5	34.5	53.2	—	139.2
Contingent consideration related to acquisitions	—	31.6	—	—	31.6
Accrued wages and salaries	12.9	5.8	26.9	—	45.6
Deferred revenue for solar energy systems	—	—	4.7	—	4.7
Customer deposits	2.9	0.6	102.5	—	106.0
Intercompany payable (receivable)	(375.1)	341.6	33.5	—	—
Income taxes payable	2.6	(4.4)	66.8	—	65.0

Total current liabilities	(290.1)	485.5	769.9	—	965.3
Long-term debt and capital lease obligations, less current portion	550.0	0.2	20.1	—	570.3
Long-term solar energy system financing and capital lease obligations, less current portion	—	1.7	600.4	—	602.1
Pension and post-employment liabilities	22.9	—	30.4	—	53.3
Deferred revenue for solar energy systems	—	1.5	97.1	—	98.6
Semiconductor and Solar Materials deferred revenue	—	—	114.1	—	114.1
Long-term intercompany note payable (receivable)	(151.4)	(24.5)	175.9	—	—
Other liabilities	32.4	3.8	144.7	—	180.9

Total liabilities	163.8	468.2	1,952.6	—	2,584.6

Total MEMC stockholders’ equity	2,328.2	1,368.8	1,421.1	(2,789.9)	2,328.2
Noncontrolling interests	—	—	46.5	—	46.5

Total stockholders’ equity	2,328.2	1,368.8	1,467.6	(2,789.9)	2,374.7

Total liabilities and stockholders’ equity	$2,492.0	$1,837.0	$3,420.2	$(2,789.9)	$4,959.3

Unaudited Condensed Consolidating Balance Sheet

December 31, 2010

(In millions)

	MEMC, Inc	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
ASSETS

Current assets:
Cash and cash equivalents	$15.5	$7.2	$684.6	$—	$707.3
Restricted cash	10.7	0.5	32.6	—	43.8
Accounts receivable, net	87.5	8.0	200.5	—	296.0
Inventories	33.3	59.0	163.2	(40.9)	214.6
Solar energy systems held for development and sale	—	8.6	235.8	(6.9)	237.5
Income taxes receivable	16.7	17.4	1.5	—	35.6
Prepaid and other current assets	19.0	9.2	174.3	—	202.5

Total current assets	182.7	109.9	1,492.5	(47.8)	1,737.3
Investments	2.3	15.4	95.0	(2.4)	110.3
Investments in subsidiaries	1,758.8	911.5	—	(2,670.3)	—

Property, plant and equipment, net:
Semiconductor and Solar Materials, net	78.5	328.7	1,083.4	(24.7)	1,465.9
Solar energy systems, net	—	4.2	511.9	51.5	567.6
Deferred tax assets, net	138.1	(27.7)	28.9	—	139.3
Restricted cash	—	0.2	18.5	—	18.7
Other assets	25.2	19.9	132.5	—	177.6
Goodwill	—	342.7	—	—	342.7
Intangible assets, net	—	52.5	—	—	52.5

Total assets	$2,185.6	$1,757.3	$3,362.7	$(2,693.7)	$4,611.9

Unaudited Condensed Consolidating Balance Sheet

December 31, 2010

(In millions)

	MEMC, Inc	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital lease obligations	$—	$2.8	$3.6	$—	$6.4
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations	—	0.3	65.4	—	65.7
Accounts payable	20.9	115.9	608.7	—	745.5
Accrued liabilities	44.9	39.3	81.2	—	165.4
Contingent consideration related to acquisitions	—	106.4	—	—	106.4
Accrued wages and salaries	15.6	9.3	25.5	—	50.4
Deferred revenue for solar energy systems	—	—	8.8	—	8.8
Customer deposits	0.1	0.6	92.2	—	92.9
Intercompany payable-(receivable) and short-term notes	(93.9)	131.9	(38.0)	—	—
Income taxes payable	11.0	(14.0)	45.6	—	42.6

Total current liabilities	(1.4)	392.5	893.0	—	1,284.1
Long-term debt and capital lease obligations, less current portion	—	—	20.5	—	20.5
Long-term solar energy system financing and capital lease obligations, less current portion	—	3.9	586.2	—	590.1
Pension and post-employment liabilities	28.6	—	25.5	—	54.1
Deferred revenue for solar energy systems	—	0.7	74.3	—	75.0
Semiconductor and Solar Materials deferred revenue	—	—	115.2	—	115.2
Long-term intercompany note payable-(receivable)	(125.2)	(23.6)	148.8	—	—
Other liabilities	31.9	2.8	142.6	—	177.3

Total liabilities	(66.1)	376.3	2,006.1	—	2,316.3

Total MEMC stockholders’ equity	2,251.7	1,381.0	1,312.7	(2,693.7)	2,251.7
Noncontrolling interests	—	—	43.9	—	43.9

Total stockholders’ equity	2,251.7	1,381.0	1,356.6	(2,693.7)	2,295.6

Total liabilities and stockholders’ equity	$2,185.6	$1,757.3	$3,362.7	$(2,693.7)	$4,611.9

Unaudited Condensed Consolidating Statement of Cash Flows

For the three months ended March 31, 2011

(In millions)

	MEMC, Inc	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(233.6)	$71.6	$(43.8)	$(19.3)	$(225.1)

Cash flows from investing activities:
Purchases of cost and equity method investments	—	(5.0)	(15.7)	—	(20.7)
Capital expenditures	(10.1)	(10.3)	(185.0)	—	(205.4)
Construction of solar energy systems	—	—	(68.7)	16.1	(52.6)
Restricted cash	—	—	(19.1)	—	(19.1)
Payments to vendors for deposits and loans	—	(13.2)	(10.8)	—	(24.0)
Other	0.3	0.3	(4.4)	3.2	(0.6)

Net cash used in investing activities	(9.8)	(28.2)	(303.7)	19.3	(322.4)

Cash flows from financing activities:
Senior notes issuance	550.0	—	—	—	550.0
Net repayments of customer deposits related to long-term supply agreements	—	(0.4)	(1.2)	—	(1.6)
Cash paid for SunEdison acquisition contingent consideration	—	(50.2)	—	—	(50.2)
Collection (repayments of) on intercompany debt	(33.4)	33.5	(0.1)	—	—
Proceeds from financing obligations	—	—	109.2	—	109.2
Repayments of financing and capital lease obligations	—	(1.8)	(52.8)	—	(54.6)
Common stock repurchased	(2.6)	—	—	—	(2.6)
Return of investment and dividends to noncontrolling interest	—	—	(14.1)	—	(14.1)
Debt financing fees	(17.7)	—	(2.3)	—	(20.0)

Net cash provided by (used in) financing activities	496.3	(18.9)	38.7	—	516.1

Effect of exchange rate changes on cash and cash equivalents	—	(0.1)	8.3	—	8.2

Net increase (decrease) in cash and cash equivalents	252.9	24.4	(300.5)	—	(23.2)
Cash and cash equivalents at beginning of period	15.5	7.2	684.6	—	707.3

Cash and cash equivalents at end of period	$268.4	$31.6	$384.1	$—	$684.1

Unaudited Condensed Consolidating Statement of Cash Flows

For the three months ended March 31, 2010

(In millions)

	MEMC, Inc	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Cash flows from operating activities:
Net cash used in operating activities	$(45.1)	$(36.1)	$(56.0)	$27.1	$(110.1)

Cash flows from investing activities:
Proceeds from sale and maturities of investments	—	—	8.0	—	8.0
Capital expenditures	(4.7)	(7.7)	(33.8)	—	(46.2)
Construction of solar energy systems	—	—	(17.8)	(27.1)	(44.9)
Restricted cash	—	—	(4.4)	—	(4.4)
Other	12.6	—	(6.5)	—	6.1

Net cash provided by (used in) investing activities	7.9	(7.7)	(54.5)	(27.1)	(81.4)

Cash flows from financing activities:
Net repayments of customer deposits related to long-term supply agreements	—	—	(27.6)	—	(27.6)
(Repayments of) collections on intercompany debt	(9.6)	9.6	—	—	—
Principal payments on long-term debt	—	(0.3)		—	(0.3)
Proceeds from financing obligations	—	—	72.8	—	72.8
Repayments of financing and capital lease obligations	—	(0.1)	(3.5)	—	(3.6)
Proceeds from noncontrolling interests	—	—	5.4	—	5.4
Debt financing fees	(0.1)	—	(6.5)	—	(6.6)

Net cash (used in) provided by financing activities	(9.7)	9.2	40.6	—	40.1

Effect of exchange rate changes on cash and cash equivalents	—	—	(3.4)	—	(3.4)

Net decrease in cash and cash equivalents	(46.9)	(34.6)	(73.3)	—	(154.8)
Cash and cash equivalents at beginning of period	105.9	49.7	477.1	—	632.7

Cash and cash equivalents at end of period	$59.0	$15.1	$403.8	$—	$477.9

(19) Subsequent Events

On June 30, 2011, we resolved our long-term solar wafer supply agreement with Suntech Power Holdings Co., Ltd. (“Suntech”). Under the terms of the supply agreement, which was originally signed in July 2006, MEMC was to supply solar wafers to Suntech over a 10-year period, with pre-determined pricing, on a take-or-pay basis beginning in January 2007. As part of the original supply agreement, Suntech advanced funds to MEMC in the form of a security deposit. As part of a separate agreement, MEMC also received a warrant to purchase up to a 4.99% equity stake in Suntech. Suntech has agreed to fulfill its contractual take-or-pay commitment to MEMC for $120.0 million for product delivered and to be delivered by MEMC. The consideration was comprised of the retention by MEMC of $53 million of cash deposited previously by Suntech under the supply agreement and currently held by MEMC, and a commitment to pay $67 million in four equal installments in July 2011, October 2011, January 2012 and April 2012. MEMC received the first payment in July 2011 and the collectibility on the remaining balance is considered reasonably assured. Suntech also committed to establish an irrevocable letter of credit for the benefit of MEMC for the remaining three payments. The letter of credit has no drawing conditions other than the passage of time. MEMC has retained the Suntech warrant originally issued to MEMC in July 2006. As a result of this termination, we anticipate recording approximately $150 million of revenue in the second quarter of 2011.

In addition to the Suntech resolution, during the second quarter we recorded a $52.4 million charge to cost of goods sold related to the estimated probable shortfall to our purchase obligations associated with certain take-or-pay agreements we have with suppliers for raw materials. We had entered into foreign currency forwards to hedge against the fluctuation of foreign currencies related to these future purchases, which have been liquidated in third quarter. Because it is no longer probable that we will incur these foreign currency denominated transactions, we have also recorded a gain on hedges of $14.2 million to other income during the quarter.

On August 3, 2011, MEMC reached a definitive agreement to acquire privately held Fotowatio Renewable Ventures, Inc. (“FRV U.S.”), a developer of solar power projects. MEMC will pay at closing approximately $112 million, plus the assumption and repayment of approximately $1.9 million in intercompany loans and approximately $21 million in intercompany capital contributions. The final purchase price is subject to adjustment based on the actual amount of intercompany loans and capital contributions at closing. The agreement also includes an earn-out provision of up to $103.6 million should FRV U.S. achieve certain performance targets which may affect the GAAP purchase price. The acquisition is expected to close in the third or fourth quarter of 2011, subject to customary closing conditions, including the receipt of regulatory approvals.